LIST OF SUBSIDIARIES


Trade Wind Group Pty Ltd

Trade Wind Technologies Pty Ltd

Trade Wind Marketing Pty Ltd

Trade Centre Systems Holdings Pte Ltd

Trade Centre Systems Pte Ltd

Multitone Communication Systems Pty Ltd

Pacrim Communication Services Pty Ltd

Capricorn Pty Ltd

FlexiFax Global Services (UK) Limited